DYNAMICS CORPORATION OF AMERICA
                               475 Steamboat Road

                          Greenwich, Connecticut 06830

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 2, 1997

                               ----------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DYNAMICS CORPORATION OF AMERICA (the "Company"), a New York corporation, has been called by the Board of Directors of the Company and will be held in the Cole Auditorium of the Greenwich Library, West Putnam Avenue at Dearfield Drive, Greenwich, Connecticut on May 2, 1997 at 10:30 A.M., for the following purposes:

     (1) To elect four directors of the Company to serve for a term of two years and until their respective successors shall have been elected and shall qualify.

     (2) To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as independent auditors of the Company for the year 1997.

     (3) To consider and act upon such other matters as may lawfully come before the meeting and all adjournments thereof.

     Only shareholders of record at the close of business on March 14, 1997 are entitled to vote at the meeting and any adjournments thereof.

     You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors.

                                        By order of the Board of Directors

                                                HENRY V. KENSING
                                                    Secretary

Greenwich, Connecticut
March 26, 1997

--------------------------------------------------------------------------------
 IMPORTANT: Shareholders are requested to fill in, date, sign and mail the accompanying proxy in the enclosed, self-addressed, stamped envelope regardless of whether they expect to attend the meeting in person. The prompt return of the proxy will save the Company the expense of further solicitation. Your cooperation is respectfully requested.
--------------------------------------------------------------------------------

                        DYNAMICS CORPORATION OF AMERICA

                               ---------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dynamics Corporation of America (the "Company") to be used at the Annual Meeting of Shareholders of the Company which will be held in the Cole Auditorium of the Greenwich Library, West Putnam Avenue at Dearfield Drive, Greenwich, Connecticut on May 2, 1997 at 10:30 A.M., and at any adjournments thereof.

     Shareholders who execute proxies retain the right to revoke them at any time; unless so revoked, the shares represented by proxies will be voted at the meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein; any such proxy on which no direction is specified will be voted FOR the election as directors of the nominees named herein, and FOR the ratification and approval of the selection of Ernst & Young LLP as independent auditors of the Company for the year 1997. Management knows of no matters to come before the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. Abstentions are not treated as votes cast under New York law and will have no effect on the outcome of the matters to be voted on at the meeting.

     The principal executive offices of the Company are located at 475 Steamboat Road, Greenwich, Connecticut 06830-7197. The approximate date on which this Proxy Statement and the enclosed proxy were first sent or given to shareholders was March 26, 1997.

     Shareholders of record at the close of business on March 14, 1997 will be entitled to one vote for each share of the Common Stock, par value $0.10 per share, of the Company (the "Common Stock") then held. There were 3,818,766, shares of Common Stock outstanding on March 14, 1997, of which 3,572 were non-voting shares convertible at any time into voting shares.

                             ELECTION OF DIRECTORS

     At the meeting, four directors will be elected to serve for a term of two years and until the election and qualification of their respective successors.

     The affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting is required to elect the nominees. The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees named below.

     In the event that any of such nominees is unable or unwilling to serve as a director, an event which the Company does not anticipate, the proxies hereby solicited will be voted for the remaining nominees named below or for such substitute person or persons as the Board of Directors may select.

     The following table sets forth information with respect to the nominees for directors, each of whom is now a director and was elected to office by the vote of the shareholders:

                                                                     Shares of
                                                                   Common Stock          Percent
                                                                   Beneficially            of         Year First
        Name and Age                    Principal                  Owned as of           Common         Became
        of Nominees                     Occupation             February 12, 1997(1)      Stock         Director
       ------------                     ----------             --------------------      ------       ----------
CLASS A
 (term expires 1999)
Harold Cohan--72    .........    Business Consultant                      2,164             .06%      1986
Frank A. Gunther--89   ......    President, Highpoint                     4,666(2)          .12%      1966
                                   Enterprises Incorporated,
                                   radio and microwave
                                   communications
                                   engineering
Henry V. Kensing--63   ......    Vice President,                     14,169.246(3)          .37%      1977
                                   General Counsel
                                   and Secretary of
                                   the Company
Andrew Lozyniak--65    ......    Chairman of the Board and          181,428.189(4)         4.75%      1970
                                   President of the Company


     The following table sets forth information with respect to the Company's other directors whose terms of office will continue after the meeting and will expire at the 1998 Annual Meeting of Shareholders:

                                                                    Shares of
                                                                  Common Stock          Percent
                                                                  Beneficially            of        Year First
        Name and Age                     Principal                Owned as of           Common        Became
        of Directors                    Occupation            February 12, 1997(1)      Stock        Director
        ------------                    ----------            --------------------      -------     ----------
CLASS B
 (term expires 1998)
Patrick J. Dorme--61    ......    Vice President--Finance           34,944.803(5)       .92%            1985
                                    and Chief Financial
                                    Officer of the Company
Russell H. Knisel--63   ......    Business Consultant                      904          .02%            1993
Saul Sperber--83  ............    Financial Advisor                      4,279          .11%            1974

------------

(1) In each case, beneficial ownership consists of sole voting and investment power, except that l,000 shares of Mr. Cohan and 500 shares of Mr. Knisel are owned jointly with their respective spouses. Beneficial ownership as of February 12, 1997 includes common stock units credited to the accounts of non-employee directors under the Company's Stock Retirement Plan for Outside Directors described below. Except as referred to herein, no nominee or director owns beneficially any security of the Company. In addition Messrs. Dorme, Kensing and Lozyniak, as members of the Pension Committee for the Retirement Plan for Employees of Dynamics Corporation of America, have the right to instruct the Trustee to vote 100,000 shares of the Company's common stock, which shares are not included in the foregoing tables.

                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

(2) In addition, Mrs. Gunther owns 600 shares. Mr. Gunther disclaims beneficial ownership of such shares.

(3) In addition, Mrs. Kensing owns 7,500 shares. Mr. Kensing disclaims beneficial ownership of such shares.

(4) In addition, Mrs. Lozyniak owns 15,100 shares. Mr. Lozyniak disclaims beneficial ownership of such shares.

(5) In addition, Mrs. Dorme owns 18,000 shares. Mr. Dorme disclaims beneficial ownership of such shares.

                               ----------------

     There is no family relationship between any director, executive officer or person nominated or chosen by the Board of Directors to become a director or executive officer. There are no arrangements or understandings between any director and any other person pursuant to which the director was selected as a director.

     The business experience of each of the nominees and directors during the past five years is as listed above under principal occupation with the exception of Mr. Knisel and Mr. Sperber.

     Mr. Knisel's present occupation is and has been since January 1, 1994 as listed above. Mr. Knisel retired as Vice Chairman of Shawmut Bank on December 31, 1993, a position he held for more than five years prior to his retirement.

     Mr. Sperber's present occupation is and has been since February 9, 1993 as listed above. From May 1, 1989 to February 9, 1993, Mr. Sperber was an accountant with Salerno & Co., Certified Public Accountants.

     Messrs. Lozyniak and Dorme also serve as directors of CTS Corporation, an electronic components manufacturing company; the Company owns approximately 44.1% of the issued and outstanding common shares of CTS Corporation. Mr. Lozyniak is also a director of Physicians Health Services, Inc., a corporation engaged in the delivery of managed care health services.

     The Company has a standing Audit Committee of the Board of Directors which is comprised of Messrs. Cohan (Chairman), Gunther, Knisel and Sperber, and which met twice during the year 1996. It performs the following functions: recommends the engagement of the independent auditors, reviews the scope and the results of the audit, reviews the recommendations and comments of the independent auditors with respect to internal controls and the consideration given or the corrective action taken by management, reviews internal accounting procedures and controls with the Company's financial and accounting staff and reviews non-audit services provided by the independent auditors.

     The Company has a standing Compensation Committee of the Board of Directors which is comprised of Messrs. Knisel (Chairman), Cohan, Gunther and Sperber and which met once during the year 1996. It considers and acts upon all matters dealing with executive compensation, including executive contracts, incentive compensation plans and the 1980 Restricted Stock and Cash Bonus Plan.

     The Company has no nominating or similar committee.

     During the year 1996 the Board of Directors held twelve meetings. Each director attended all of the meetings of the Board of Directors and of the Committees on which he served, except that two directors were each absent from one meeting of the Board of Directors and an Audit Committee member was absent from one meeting of the Committee.

     Directors who are employees of the Company and are compensated as such receive no additional compensation for their services as directors. Other directors receive an annual retainer of $10,000 plus $800 as a fee for attendance at each meeting of the Board. No fee is paid for services on any committee of the Board.

     Effective January 1, 1993, the Company agreed to reimburse outside directors for certain covered prescription drug charges incurred by the directors or their spouses net of any reimbursement from any other group coverage and/or individual coverage independently arranged by the director or his spouse. Under this program, no more than $25,000 in reimbursement may be paid to any outside director over the entire life of the program ($50,000 in case an outside director's spouse also participates in the program). The program is subject to amendment or termination at the discretion of the Company. During 1996, pursuant to the program, the amount following each director's name was paid: Harold Cohan $358; Frank A. Gunther $5,073; and Saul Sperber $1,222.

     On June 26, 1986, the Company adopted The Dynamics Corporation of America Stock Retirement Plan For Outside Directors (the "Plan"). Under the Plan, separate accounts are opened by the Company in the names of non-employee directors. On January 1 of each year, starting in 1987, a Deferred Stock Account in the name of each outside director is credited with 100 Common Stock Units if said director was an outside director of the Company on the last day of the immediately preceding calendar year or ceased to be a director during such preceding calendar year by reason of his retirement, disability or death. In addition, on January 1, 1987 the Company credited to the Deferred Stock Account of each such director 50 Common Stock Units for each complete calendar year of his service to the Company as an outside director prior to January 1, 1986. Each Deferred Stock Account will also be credited with Common Stock Units when credits equivalent to cash dividends on the shares in an account aggregate an amount equal to the value of a share of Common Stock on a dividend payment date. All Deferred Stock Units in a director's account will be distributed in Common Stock as of January 1st after the director leaves the board from treasury shares held by the Company. Until such time the Company's obligation under the Plan is an unsecured promise to deliver shares of Common Stock. No Common Stock will be held in trust or as a segregated fund because of the Plan. In 1996 four members of the Board of Directors were eligible to participate in the Plan. The Company expensed an aggregate of $11,300 in respect of Common Stock Units credited on January 1, 1997 to the accounts of the eligible directors as a group for the year 1996 pursuant to the Plan.

Security Ownership of Certain Beneficial Owners

     On or about January 1, 1997, to the knowledge of the Company, the following table shows the only entities which owned beneficially more than 5% of the Common Stock issued and outstanding on that date.

           Name and Address                Number of      Percent of
         of Beneficial Owner               Shares(1)        Class
         -------------------               ---------      ----------
 GAMCO Investors, Inc.   ...............    708,600         18.59%
 Gabelli Funds, Inc.  ..................    153,000          4.01%
 Gabelli International, Limited   ......      2,000           .05%
   One Corporate Center
   Rye, NY 10580-1435
 Dimensional Fund Advisors Inc.
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401 ......    311,950          8.19%
 Steel Partners, II, L.P.   ............    209,700          5.50%
 Steel Partners Services, Ltd.
 Warren Lichtenstein
   750 Lexington Avenue, 27th Floor
   New York, New York 10022

------------

(1) Information with respect to beneficial ownership is based on information furnished by the beneficial owners named above. Under the rules of the Securities and Exchange Commission, beneficial ownership is determined by the possession of either voting or investment power.

    Each of the above Gabelli entities has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc. does not have authority to vote 56,500 of the reported shares, and except that Gabelli Funds, Inc. shares with the Board of Directors of The Gabelli Asset Fund, The Gabelli Growth Fund, The Gabelli Convertible Securities Fund and/or The Gabelli Value Fund Inc. voting power with respect to the 153,000 shares held by such funds, so long as the aggregate voting interest of all joint filers does not exceed 25% of the issuer's total voting interest and, in that event, the Proxy Voting Committee of each fund shall respectively vote that fund's shares.

    Dimensional Fund Advisors Inc. has asked that the following language be used when describing the beneficial ownership of the shares it holds. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 311,950 shares of Dynamics Corporation of America stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power over 180,050 shares and officers of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company vote 131,900 shares.

                               ----------------

     All officers and directors of the Company as a group owned as of February 12, 1997 an aggregate of 261,418 shares of Common Stock or approximately 6.8% of the Common Stock issued and outstanding on that date.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     To the Company's knowledge, based solely on its review of the copies of changes of ownership of Common Stock and other equity securities furnished to the Company and written representations that no other reports were required to be filed during the year 1996 and to date, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

     The following table sets forth current and long-term compensation information for each of the last three fiscal years of the Chief Executive Officer and each of the other executive officers whose salary and bonus for the fiscal year 1996 exceeded the disclosure threshold established by the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE


                                                                                      Long Term
                                                           Annual Compensation       Compensation
                                                      ---------------------------    ------------
                                                                                      Restricted
                                                                                         Stock          All Other
      Name and Principal Position (5)         Year    Salary($)(1)    Bonus($)(2)    Awards($)(3)   Compensation($)(4)
      -------------------------------         ----    ------------    -----------    ------------   ------------------
Andrew Lozyniak, Chairman of the Board
 and President   ...........................  1996    351,489                --              --            14,792
                                              1995    341,802                --              --            14,250
                                              1994    333,316                --         147,500            11,888
Henry V. Kensing, Vice President, General
 Counsel, Secretary and a Director    ......  1996    182,568            10,000              --             5,831
                                              1995    177,536            10,000              --             5,651
                                              1994    173,123            10,000         110,625             5,405
Patrick J. Dorme, Vice President - Finance,
 Chief Financial Officer and a Director  ...  1996    151,749            10,000              --             4,571
                                              1995    147,566            10,000              --             4,431
                                              1994    143,898            10,000         110,625             4,248

------------

(1) Includes salaries deferred in 1996 under the DCA Savings and Investment Plan pursuant to Section 401(k) of the Internal Revenue Code (see Savings and Investment Plan below).

(2) Includes bonuses paid to the executives shown in the table in the last three years pursuant to the Company's incentive performance plan. The Board of Directors has determined to continue for 1997 a policy of awarding bonuses on the basis of results on both an overall and divisional basis, and on individual performance as described in the Report of the Compensation Committee included herein.

(3) The number of restricted shares awarded in 1994 under the Plan to the executives named were as follows: Mr. Lozyniak, 10,000; Mr. Kensing, 7,500; Mr. Dorme, 7,500. The value of the restricted stock awards in 1994 was determined by multiplying the fair market value of the Company's common stock on the date of grant by the number of shares awarded. As of December 31, 1996, the number and value of aggregate restricted stock award holdings were as follows: 6,000 shares ($169,500) by Mr. Lozyniak; 4,500 shares ($127,125) by Mr. Kensing and 4,500 shares ($127,125) by Mr. Dorme.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    Restrictions lapse each year after the first year with respect to 20% of the shares awarded in prior years under the Plan and cash bonuses are paid to the holders thereof as called for by the Plan. The aggregate amount of cash compensation paid, in 1996, 1995, and 1994, for the executives named is as follows:

    Mr. Lozyniak  ......    1996      $99,000      1995      $95,750      1994      $26,500
    Mr. Kensing   ......    1996      $62,250      1995      $59,438      1994      $13,250
    Mr. Dorme  .........    1996      $62,250      1995      $59,438      1994      $13,250

    Pursuant to the Plan, regular cash dividends are paid to holders of restricted stock awarded under the Plan.

    This Plan has a change of control provision under which, upon a change of control of the Company, all restrictions on shares awarded under the Plan will lapse and cash bonuses will be paid on those shares.

(4) Includes the amounts contributed under the 401(k) Plan by the Company and the imputed income value of the term life insurance portion of the coverage under "split-dollar" life insurance policies.

(5) Employment Agreements. As of February 1, 1996, the Company entered into five year employment agreements with Andrew Lozyniak, Henry V. Kensing and Patrick J. Dorme.

    The Board of Directors annually reviews the contributions of Messrs. Lozyniak, Kensing and Dorme to the Company and may increase their salary rates in accordance with such contributions. In addition, such rates will be increased on March 1st of each year by no less than the annual percentage increase in the consumer price index for the prior calendar year.

    The employment agreements of such individuals may be terminated by the Company for cause. In the event of disability, each such employee shall be compensated for up to six months at full salary and up to an additional six months at no less than one-half the rate in effect at the time such disability commenced. If such disability continues beyond twelve months, the Company may terminate said disabled employee's agreement but shall be obligated to pay Mr. Lozyniak, Mr. Kensing or Mr. Dorme compensation at the rate of 40% of the regular compensation in effect at the time of such termination during the period commencing on the date of such termination and ending on the earlier of the tenth anniversary thereof or the date the employee attains age 65. If the employee dies during the employment period, the Company shall pay to the wife of Mr. Lozyniak the sum of $60,000 and of Mr. Kensing or Mr. Dorme, the sum of $50,000 per year during the period commencing on the date of the death of the employee and ending on the earlier of the tenth anniversary thereof or the death of the wife.

    In the event of merger, sale or consolidation in which the Company is not the surviving entity, or if voting control shall be obtained by any person, firm or corporation, or group of persons, firms or corporations, not in control as of February 1, 1996, each of said employees shall have the right to terminate his employment agreement upon 30 days' written notice at any time within three months after the occurrence of such event. Upon such termination, the Company or the consolidated or surviving entity shall pay the employee exercising said right, in lieu of any other further compensation, in a lump sum, undiminished by any excise tax imposed upon the receipt thereof, on the date of such termination, an amount equal to five times the sum of (a) two-thirds of the aggregate regular compensation called for by said agreement at the rate in effect at such termination, and (b) two-thirds of the largest amount earned by the employee as stock and cash bonuses for any of the five fiscal years preceding that in which termination occurs.

    If the Company terminates the agreement other than for cause or disability of the employee, it shall pay to the employee in a lump sum, undiminished by any excise tax imposed upon the receipt thereof, within 30 days of the date of termination, in lieu of any further regular compensation under the agreement, an amount equal to the sum of (a) two-thirds of the employee's regular compensation at the rate in effect at the time of such termination, from the date of such termination to the last day of the employment period called for by the agreement and (b) two-thirds of the largest amount earned by the employee as stock and cash bonuses for any of the five fiscal years preceding that in which termination occurs multiplied by the number of years and/or fraction thereof then remaining in the employment period called for by the agreement.

    The Company also agrees not to endanger in any way, during the term of said agreements, any benefit available to said employees under the "split-dollar" life insurance policies on their lives and to continue to pay the premiums thereon during such period and in the event of a change of control. The agreements also contain provisions calling for payment of legal fees to said employees if they are required to enforce the agreements against the Company or a successor and for reimbursement of premiums for health insurance coverage for said employees and their spouses and any dependents for up to ten years after retirement.

    The Company also agrees to pay each of the employees supplementary retirement benefits described below under the captions "Pension Benefits" and "Savings and Investment Plan." Such benefits shall be secured over the term of the employment agreements by annual contributions by the Company to a trust established in 1996 in compliance with Internal Revenue Service Revenue Procedure 92-64. In January 1997, 11,000 shares of the common stock of the Company from its treasury stock were contributed to the trust to secure payment of benefits accruing for the first two years of the term of the employment agreements. The amount and kind of assets to be contributed to the trust shall be determined, and Company common stock held by the trust shall be voted by the Compensation Committee of the Board of Directors.

    In addition, the executive officers received other non-cash compensation, not otherwise described in this proxy statement, such as perquisites, but the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the total salary and bonus for each of the persons named in the Table.

Pension Benefits

     The estimated annual benefits payable upon retirement at normal retirement age and the years of credited service as of January 1, 1997 under the Company's Retirement Plan for Employees (the "Pension Plan") for the individuals named in the Executive Summary Compensation Table above and for all the executive officers of the Company as a group are as follows:

                                      Estimated           Years of
                                        Annual         Credited Service
                                      Retirement           As of
                                       Benefits        January 1, 1997
                                      ----------       ----------------
 Andrew Lozyniak    ...............    $119,970             35
 Patrick J. Dorme   ...............    $ 80,500             28
 Henry V. Kensing   ...............    $ 38,760             12
 All executive officers as a group
 (consisting of 4 people)    ......    $295,255

----------

     The latest available actuarial present value of normal retirement benefits for all employees who are participants in the Pension Plan is $18,003,643.

     Under the Pension Plan, the retirement benefit, payable at normal retirement or current age, is equal to the sum of (A) and (B) below:

       (A) Past Service Benefit -- equal to .7% of 1975 earnings up to $7,800 plus 1.4% of the excess multiplied by credited service prior to December 31, 1975.


       (B) Future Service Benefit

           (i) equal to 1% of annual earnings up to the Social Security Wage Base plus 2% of the excess, for each year of credited service after January 1, 1976 and prior to December 31, 1988.

           (ii) equal to 1.1% of annual earnings up to the Social Security Wage Base plus 1.45% of the excess, for each year of credited service after December 31, 1988, or


           (iii) equal to 1.45% of annual earnings up to the Social Security Wage Base plus 1.80% of the excess (in lieu of the benefit under (ii) above) for up to ten years of credited service in excess of 25 years (but such higher benefit to be earned no earlier than in the plan year ended December 31, 1989).

     For purposes of the Pension Plan, covered earnings for the named Executive Officers are essentially equivalent to the amount reported as salary in the Annual Compensation section of the Summary Compensation Table above.

     The minimum annual benefit for Greenwich office employees who have completed 20 or more years of service is 50% of the three-year average salary, not including bonuses, for the years immediately preceding a participant's actual retirement date. The maximum annual retirement benefit for 1996 under the Pension Plan is $120,000 ($125,000 for 1997). The Pension Plan has been amended and restated to comply with the requirements of the Tax Reform Act of 1986. Such amendments, which are retroactive to January 1, 1989, have reduced retirement benefits earned by the executive officers of the Company for service after that date and have also eliminated the minimum annual Greenwich office benefit for such executive officers as of that date. In addition, the estimated annual retirement benefits reflect the additional requirements of the 1993 Tax Act limiting to $150,000 ($160,000 for 1997) the amount of compensation which may be taken into account in calculating benefits under the Plan.

     The February 1, 1996 employment agreements provide for supplemental retirement benefits for Messrs. Lozyniak, Dorme and Kensing to restore benefits generally available to employees in the Greenwich office of the Company under the Pension Plan and the Savings and Investment Plan referred to below but which are not available to them because of the above mentioned tax law changes and limitations. Under the employment agreements, the Company will provide additional retirement benefits, payable in an actuarially determined lump sum at retirement, equal to the difference between the benefits the executives will receive under the Pension Plan and the benefits they would have received thereunder but for the tax law changes and limitations. The estimated annual benefits under the retirement benefit restoration provision of the employment agreements, when added to the benefits under the Pension Plan referred to on page 8, and assuming the executives were to retire at the end of the term of the agreements, produce the following total annual estimated retirement benefits for the executives:

       Andrew Lozyniak    ......  $175,744
       Patrick J. Dorme   ......  $ 80,642
       Henry V. Kensing   ......  $ 80,027

Savings and Investment Plan

     Effective January 1, 1985, the Company implemented a Savings and Investment Plan for all employees not covered by collective bargaining agreements which qualified as a profit sharing plan under Section 401(k) of the Internal Revenue Code ("401K Plan"). The 401K Plan allows eligible employees to defer up to 18% of their pay until retirement, death, disability or the occurrence of certain other events. Under the 401K Plan, the Company makes basic matching contributions, in cash (in which the employee is immediately fully vested), of $1.00 for every $1.00 of pay deferred up to 2% of pay, and also may match, in cash or in shares of the Company's common stock, at the Company's option, all or part of additional deferrals of pay up to 6% of pay, depending on the Company's current results of operations and forecasted business conditions. Since inception of the Plan through October 31, 1991, the Company decided in each plan year to match 50% of deferrals above 2% of pay up to 6% of pay in Company shares. Such additional matching contributions vest if and when the employee completes five (5) years of service with the Company.

     Under the Tax Reform Act of 1986, the amount of pay employees may defer under the Plan must be limited to $9,500 in 1996 and $9,500 in 1997 for the Plan to retain its tax-qualified status. The tax laws have also imposed a limit of $150,000 ($160,000 in 1997) on pay available for deferral and matching by the Company under the 401K Plan. The employment agreements with Messrs. Lozyniak, Dorme and Kensing provide for payment to each of the executives at retirement of an amount equal to 2% of the excess of his base salary over $150,000 ($160,000 in 1997) in each year of the term of the agreements, together with interest at 8% on these amounts.

     Under the Plan, all contributions of employees and all Company matching contributions which are made in cash are invested either in guaranteed investment contracts issued by insurance companies or other financial institutions and/or in mutual funds, in accordance with the choice of the contributing employee.

1980 Restricted Stock and Cash Bonus Plan

     All officers and directors who are employees of the Company are also eligible to participate in the 1980 Restricted Stock and Cash Bonus Plan (the "Restricted Stock Plan"). The Restricted Stock Plan, as approved by the shareholders on May 1, 1981, and as amended by them on May 6, 1988 to replenish the 148,567 shares granted from 1981 to 1988, provides for the award or sale of so-called "restricted stock", which is governed by Section 83 of the Internal Revenue Code, to key executive personnel of the Company or any subsidiary. The total number of shares of Common Stock which may be subject to the Restricted Stock Plan may not exceed 400,000 shares (subject to adjustment in certain events as described below).

     The Restricted Stock Plan is administered by the Compensation Committee elected by the Board of Directors, presently consisting of four directors of the Company, each of whom shall be ineligible to participate in the Restricted Stock Plan and shall be a "non-employee director" as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934.

     In accordance with the terms of the Restricted Stock Plan, the Committee shall select participants from among those officers and key management executives who are full-time employees of the Company or any subsidiary. Criteria for selection include: level of responsibility, performance, potential, salary, bonuses, prior grants of stock options, and similar considerations. Having selected eligible participants the Committee will offer such persons the right to acquire by award or purchase a certain number of shares of Common Stock on such terms and at such price, if any, as it deems appropriate. Shares acquired by offerees pursuant to the Restricted Stock Plan are subject to the restriction that, during the period of five years after the date of acquisition, the participant may not sell, transfer, or otherwise dispose of such shares as to which the restrictions shall not have lapsed unless he or she shall first have offered such shares to the Company for repurchase. The restrictions lapse as to 20% of the shares acquired pursuant to the Restricted Stock Plan in each year following the acquisition of the shares after the first year. In addition, within five years following the date shares were acquired, upon termination of the participant's employment for any reason, including the participant's death or disability, the Company is required to repurchase and the participant is required to sell, at no cost to the Company if the shares were awarded or at their original purchase price if the shares were purchased, all shares as to which the restrictions shall not have lapsed. In the event of a change in control of the Company not approved by the directors in office prior to such change in control, all restrictions upon the transfer of such shares shall lapse.

     As soon as practicable after the restrictions as to any shares have lapsed, the Company shall pay a cash bonus to the participant equal to the fair market value of such shares as of the date of such lapse if such shares were awarded or equal to the excess of the fair market value thereof as of the date of such lapse over the original purchase price of such shares if such shares were purchased. The cash bonus is intended to defray the federal income tax payable at the time restrictions on transfer lapse. The Company may pay up to five such cash bonuses to any participant, but in no event shall the aggregate of such cash bonuses payable to any participant be greater than a sum equal to twice the fair market value of such shares on the date they were originally acquired.

     In the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares for other securities, the Restricted Stock Plan provides for appropriate adjustment by the Committee of the total number of shares which may be offered for award or purchase under the Plan and in the price, if any, paid for shares under the Plan.

     The Restricted Stock Plan terminates upon the award or sale of all of the shares available under the Plan. The Board of Directors may terminate or amend the Restricted Stock Plan but may not, without approval by vote of the holders of a majority of the shares of Common Stock present in person or by proxy at a meeting of shareholders duly called, increase the number of shares reserved for the Plan.

     There is no limit to the number of shares that may be granted to any individual or to the officers and directors of the Company as a group. Each participant will be required to give a representation in writing that he or she is acquiring the shares of Common Stock under the Restricted Stock Plan for his or her own account as an investment and not with a view to, or for sale in connection with, any distribution thereof. The approximate number of key employees which it is estimated will participate in the Restricted Stock Plan at any one time is no more than 35.

     No shares were awarded in 1996 under the Restricted Stock Plan.

     In 1996, restrictions lapsed with respect to 20% of the shares awarded in prior years under the Restricted Stock Plan and cash bonuses were paid to the holders thereof as called for by the Plan.

                               ----------------

                     REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors, comprised of Russell
H. Knisel (Chairman), Harold Cohan, Frank A. Gunther and Saul Sperber, submits this report on Executive Compensation to the Company's stockholders.

     The Compensation Committee of the Board of Directors believes it has implemented programs of executive compensation established to achieve the following objectives:

     1. Attract and retain key executives and managers;

     2. Align the financial interests of those key executives and managers with those of the stockholders of the Company; and

     3. Reward individual performance commensurate with Corporate performance.

     These objectives are achieved through a combination of compensation arrangements including base salary, annual cash incentive compensation and long-term incentive compensation through restricted stock and cash bonus awards, in addition to medical, pension and other benefits available to employees in general. The three principal components of Executive Officer compensation at the Company are base salary, the Incentive Performance Plan and the 1980 Restricted Stock and Cash Bonus Plan.

     The Compensation Committee each year reviews the recommendations of the Chief Executive Officer as to the amount of his proposed base salary, cash incentive and long term compensation, if any, and that for the Company's other executive officers. Factors considered by the Chief Executive Officer in making his recommendations are typically subjective, such as his perception of the individual's performance, any planned change in functional responsibility and unusual contributions to the Company, as well as the objective criterion of the Company's financial performance. Each of the members of the Compensation Committee has many years of experience in business, industry and financial and corporate affairs and utilizes that experience and his knowledge of the Company's several lines of business in considering the recommendations of the Chief Executive Officer and in making the final determinations on executive compensation.

                                  BASE SALARY

     The base salaries of the named Executive Officers of the Company are as set forth above in the Summary Compensation Table and in the outline of their Employment Agreements dated as of February 1, 1996. Since commencement of the terms of the predecessor Employment Agreements on February 1, 1991, the compensation rates for the named Executives, including the Chief Executive Officer, have been increased each year only to the extent of the annual percentage increase in the consumer price index for the prior calendar year.

                          INCENTIVE PERFORMANCE PLAN

     The Board of Directors has a policy of awarding bonuses on the basis of results on both an overall and divisional basis plus individual performance. As indicated in the above Summary Compensation Table, no bonus was awarded to the Chief Executive Officer during the last three years under the Incentive Performance Plan. The Chief Financial Officer and the General Counsel were awarded bonuses under the Plan in 1994, 1995 and 1996. The principal criterion for a bonus award under that Plan is financial performance, although the Plan by its terms does not limit itself to that criterion.

                     RESTRICTED STOCK AND CASH BONUS PLAN

     The 1980 Restricted Stock and Cash Bonus Plan is outlined in detail above. The Plan provides for equity participation as a key part of the Company's executive compensation program for motivating and rewarding executives and managers over the long term. Awards of restricted stock have provided an important link between the executives and the stockholders of the Company. The key employees selected for share awards under the Plan in 1994 were those who have contributed to the success of the Company and are expected to contribute materially to its success in the future. The number of shares awarded in 1994 to the named Executive Officers, their market value, vesting and related cash bonuses paid are set forth in the above Summary Compensation Table and footnote
(3) thereto. The awards to the named Executive Officers in 1994 were in recognition of their effective performance, particularly in connection with the favorable settlement of a portion of the Fermont Division's claim against the Government for an equitable adjustment under its 3KW generator set contract. There were no awards of restricted stock to the named Executive Officers under the Plan in 1995 and 1996.

                                        Respectfully submitted,

                                        DYNAMICS CORPORATION OF AMERICA

                                          COMPENSATION COMMITTEE


                                        /s/ RUSSELL H. KNISEL
                                        .......................................
                                        RUSSELL H. KNISEL, CHAIRMAN


                                        /s/ HAROLD COHAN
                                        .......................................
                                        HAROLD COHAN


                                        /s/ FRANK A. GUNTHER
                                        .......................................
                                        FRANK A. GUNTHER


                                        /s/ SAUL SPERBER
                                        .......................................
                                        SAUL SPERBER

                            STOCK PERFORMANCE CHART

     The following graph compares the cumulative total stockholder return on the Corporation's Common Stock for the last five fiscal years with the cumulative total return on the Wilshire 5000 Equity Index and the S&P Hi-Tech Index over the same period.

                              FIVE YEAR CUMULATIVE
                                 TOTAL RETURNS

--------------------------------------------
[box]        Dynamics Corporation of America
[diamond]    S&P High Tech Composite
[open box]   Wilshire 5000
--------------------------------------------

                                  CUMULATIVE GROWTH OF $100
Date               S&P High Tech          Wil. 5000               Dynamics Corp.
12/31/91                $100                 $100                     $100
12/31/92                $104                 $109                     $129
12/31/93                $128                 $121                     $151
12/31/94                $149                 $121                     $207
12/31/95                $215                 $165                     $251
12/31/96                $305                 $200                     $292


                         For the Year Ended December 31

Assumes $100 invested on January 1, 1992 in Dynamics Corporation of America common stock, Standard & Poor's Hi-Tech Composite, and Wilshire 5000 Equity Index. Assumes reinvestment of dividends.

                  PROPOSAL TO RATIFY AND APPROVE THE SELECTION
                  OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
                        OF THE COMPANY FOR THE YEAR 1997

     The Company is submitting for approval by the shareholders the Board of Directors' selection of Ernst & Young LLP as auditors to examine the consolidated financial statements of the Company for the fiscal year ending December 31, 1997. The Audit Committee of the Board of Directors concurs in this recommendation. The firm has served as the Company's auditors since 1972.

     If the shareholders do not approve the selection of Ernst & Young LLP to serve as auditors, the directors will, under authority of the By-laws, appoint other auditors.

     Representatives of Ernst & Young LLP will be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the shareholders.

     Ernst & Young LLP's auditing-related fees for 1996 aggregated $265,000.

     The Board of Directors recommends a vote FOR the ratification and approval of Ernst & Young LLP as independent auditors of the Company for the year 1997. The affirmative vote of the holders of the majority of the shares represented in person or by proxy at the meeting is required for such ratification and approval.

                   DATE FOR PROPOSALS FOR NEXT YEAR'S MEETING

     Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than November 30, 1997.

                                 MISCELLANEOUS

     The Company will bear the cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals. In addition, the Company has retained Morrow & Co. at a cost to the Company of $5,000 to aid in the solicitation of proxies.


     The Annual Report of the Company for its fiscal year ended December 31, 1996 is enclosed.

                                        By order of the Board of Directors


                                                 HENRY V. KENSING

                                                     Secretary

Greenwich, Connecticut
March 26, 1997